EXHIBIT 8.1


                       [LETTERHEAD OF PROSKAUER ROSE LLP]

Celgene Corporation
7 Powder Horn Drive
Warren, New Jersey  07059


Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Purchase Option and Plan of Merger dated as of April 26, 2002, as thereafter amended from time to time (the "Plan of Merger") by and among Celgene Corporation ("Celgene"), a Delaware corporation, Celgene Acquisition Corp., a New Jersey corporation and wholly owned subsidiary of Celgene ("Sub") and Anthrogenesis Corp., a New Jersey corporation ("Anthrogenesis"), which provides for the acquisition by Celgene of all of the stock of Anthrogenesis in exchange for voting common stock of Celgene by means of the merger (the "Merger") of Sub into Anthrogenesis.

A description of the Merger is set forth in the proxy statement/prospectus forming part of the registration statement.

Our opinion as stated herein is based upon and subject to (i) the Merger and related transactions being effected in the manner described in the proxy statement/prospectus and in accordance with the provisions of the Plan of Merger, (ii) the accuracy of the representations, and compliance with the covenants, contained in the Plan of Merger, insofar as they relate to or affect the tax treatment of the Merger, (iii) the accuracy of the officer's tax certificates supplied to us by Celgene and Anthrogenesis, and (iv) none of the consideration being received by any holder of Anthrogenesis common stock for that stock being other than Celgene common stock (except for cash paid for fractional share interests and cash paid to dissenting Anthrogenesis shareholders).

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. Any subsequent change therein may adversely affect the conclusions reached in this opinion.

Subject to the limitations set forth herein, we are of the opinion that the discussion of the material federal income tax consequences of the Merger set forth in the proxy statement/prospectus is correct.


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This opinion is being furnished only to Celgene in connection with the Merger and the filing of the registration statement, and may not be used or relied upon for any other purpose. This opinion may be included as an exhibit to the registration statement, and in that connection, we hereby consent to the references to our firm in the proxy statement/prospectus included in the registration statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Proskauer Rose LLP